Exhibit 99.1

Teladoc Health Appoints Michael Grasher as Chief Financial Officer

Appointment brings seasoned financial leadership as Teladoc Health advances its strategy aimed at delivering disciplined, sustainable growth

NEW YORK, August 31, 2026 — Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today announced the appointment of Michael Grasher as Chief Financial Officer, effective immediately.

Mr. Grasher is an accomplished financial executive with more than three decades of experience across the insurance and financial services sectors, including more than 12 years in CFO roles at public and privately held companies.
He most recently served as CFO of IFG Companies, a privately held property-casualty insurance organization, where he was responsible for financial reporting, planning and analysis, and treasury management. Previously, Mr. Grasher served as CFO and Executive Vice President at Fortegra, a global specialty insurer, overseeing financial governance and accounting across U.S. and European operations, among other duties. Prior to Fortegra, he served as CFO and Executive Vice President of AMERISAFE, a publicly traded specialty provider of workers’ compensation insurance, where he led financial reporting, capital management and investor relations. Before moving into corporate finance leadership, he spent more than a decade in equity research as both a buy- and sell-side analyst, including as a Managing Director at Piper Jaffray, now Piper Sandler.

“Mike is an experienced financial leader with a proven record of financial stewardship, driving operational discipline and strategic execution,” said Chuck Divita, Chief Executive Officer of Teladoc Health. “Mike’s combination of public company experience, financial leadership and operating discipline will be particularly valuable as we continue to strengthen the business, execute our strategic priorities and deliver long-term value for our stakeholders.”

Throughout his career, Mr. Grasher has supported sustained growth, profitability and corporate strategy across the companies he has served and brings experience leading enterprise-wide efficiency initiatives and shaping long-term strategy.

"Teladoc Health has built a strong foundation with unmatched scale, deep clinical expertise and a global footprint," said Grasher. "I’m excited to work with Chuck and the leadership team to build on that foundation and deliver lasting value for the members, clients and shareholders we serve."

About Teladoc Health
Teladoc Health (NYSE: TDOC) is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms and partners —transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at teladochealth.com.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Lou Serio
202-569-9715
pr@teladochealth.com